UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
November 6, 2009
UNIFI, INC.
(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7201 West Friendly Avenue
Greensboro, North Carolina 27410
(Address of principal executive offices, including zip code)
(336) 294-4410
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 6, 2009, Unifi Manufacturing, Inc. (the “Company”), a wholly owned subsidiary of Unifi, Inc. (the “Registrant”), entered into a Yarn Purchase Agreement (the “Agreement”) with Hanesbrands Inc. (“HBI”). Pursuant to the Agreement, HBI will purchase certain yarns (the “Products”) from the Company to fulfill a substantial portion of HBI’s Products requirements in the Western Hemisphere. The Agreement shall have an initial term which will expire on the third anniversary of the Agreement, provided that upon the consent of both HBI and the Company the Agreement may be extended for successive one year terms. The Agreement may be terminated by either party upon the occurrence of certain specified events, such as the insolvency of either party or a breach of the terms of the Agreement by the other party which has not been cured in the appropriate time. In addition the Agreement may be terminated by HBI, following notice, if the Company fails to deliver Products in conformity with HBI’s specifications, or terminated by the Company due to nonpayment by HBI. The prices for the Products are either set forth in the Agreement or will be determined from time to time in accordance with the Agreement.
     The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 27, 2009, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.
By:	/s/ Charles F. McCoy
Charles F. McCoy
Vice President, Secretary and General Counsel

Dated: November 9, 2009